Exhibit 99.1

October 20, 2025

Investor Relations: Eric Wasserstrom, 312-762-2155, eric.wasserstrom@huntington.com
Media: Tracy Pesho, 216-276-3301, media@huntington.com

Huntington Bank Completes Merger with Veritex, Deepening Commitment to Texas
Acquisition accelerates Huntington’s growth initiatives in dynamic Texas markets

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN), a top ten regional bank holding company in the U.S., today announced it has closed its merger with Veritex Holdings, Inc., a bank holding company headquartered in Dallas, Texas.

This strategic acquisition accelerates Huntington’s growth initiatives in Texas by expanding its presence in Dallas-Fort Worth and Houston.

“We’re pleased to announce the completion of our combination with Veritex and look forward to welcoming our new colleagues and customers across Texas to Huntington,” said Steve Steinour, chairman, president and CEO of Huntington. “This combination will serve as a springboard for substantial future growth in Texas.”

The combined company has approximately $223 billion in assets, $176 billion in deposits and $148 billion in loans based on Sept. 30, 2025 balances. With Veritex’s 31 branches in Texas, Huntington will have more than 1,000 branches in its network. Huntington plans to maintain Veritex’s branch network and invest to grow it over time.

 C. Malcolm Holland III, Veritex Holdings, Inc. president and CEO, has joined Huntington in a non-executive role as Chairman of Texas where he will continue his work to serve local customers, communities and colleagues.

“Today marks a defining moment for Veritex and Huntington as we officially come together to create a stronger, more dynamic bank,” Holland said. “This combination is the beginning of a new chapter built on shared values, expanded capabilities, and a deep commitment to our customers and communities. I’m incredibly proud of the teams who made this possible and excited for the opportunities ahead.”

Huntington has been serving customers and communities in Texas since 2009 and currently offers middle-market business banking solutions in the Dallas and Houston markets, including corporate banking and automotive finance. One of the nation’s largest Small Business Administration (SBA) 7(a) lenders, Huntington was the #1 SBA lender in Texas in 2024. Huntington currently employs roughly 200 colleagues in Texas, led by dedicated local leadership.

“Texas is one of the most dynamic and fastest-growing economies in the country,” said Brant Standridge, president of Consumer & Regional Banking at Huntington. “We’re grateful to be able to strengthen our long-term commitment to the state and bring our capabilities to more individuals, families and businesses across Texas.”

Both Huntington and Veritex customers will continue to bank as normal at their existing branches. Veritex customer accounts will be converted to Huntington’s systems in the first quarter of 2026, and Veritex customers will receive detailed information about the pending account conversions in the coming weeks. Huntington customers will not be impacted by the conversion.

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About Huntington
Huntington Bancshares Incorporated is a $223 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 14 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.